Exhibit 10.7

CORPORATE GUARANTEE

Daewoo Shipbuilding & Marine Engineering Co., Ltd
125, Namdaemun-ro, Jung-gu,
Seoul, Republic of Korea

Date: as of 2 September 2015

Dear Sirs,

Hull No. 5404

1                                         We refer to:

(A)                               the shipbuilding contract dated 13 December 2013 (as may be and may have been from time to time novated, amended, varied and/or supplemented the “Shipbuilding Contract”) made between (1) STI GLASGOW SHIPPING COMPANY LTD. (the “Original Buyer”) and (2) yourselves (the “Builder”) for the construction and sale of a One (1) 300,000 TDW Crude Oil Tanker having your hull number 5404 (the “Vessel”).

(B)                               the shipbuilding contract novation agreement dated 2 September 2015 (the “Novation Agreement”) made between (1) yourselves, (2) the Original Buyer and (3) Gener8 Neptune LLC (the “New Buyer”) pursuant to which the parties agreed to novate the rights and obligations of such parties under the Shipbuilding Contract from the Original Buyer to the New Buyer on the date of receipt by the New Buyer of a supplemental letter to a letter of guarantee no. M0902-312-LG-00064 dated 17 December 2013 and issued by Korea Eximbank in favour of the Original Buyer (the “Effective Date”).

(C)                               pursuant to clause 2.2(c) of the Novation Agreement, with effect from the Effective Date, the parent company of the New Buyer will issue a corporate guarantee guaranteeing the performance of the New Buyer under the Shipbuilding Contract (the “Corporate Guarantee”).

2                                         In consideration of your entering into the Shipbuilding Contract with the New Buyer pursuant to the Novation Agreement, we, the undersigned, as a primary obligor and not merely as a surety, hereby irrevocably and unconditionally:-

(A)                               guarantee to you the due and full performance by the New Buyer of all of its obligations under the Shipbuilding Contract including, without limitation, the taking of delivery of the Vessel and the payment by the New Buyer of all amounts of whatever nature payable by it under the Shipbuilding Contract; and

(B)                               undertake promptly and in any event within thirty (30) days upon your first written demand, including a substantiated statement that the New Buyer is in default of its obligations under the Shipbuilding Contract, to pay and/or perform our obligations under paragraph (A) above, without requesting you to take any further procedure or step against the New Buyer.

3                                         We hereby expressly waive notice of any supplement, amendment, change or modification to or of the Shipbuilding Contract that may be agreed between you and the New Buyer.

4                                         This Corporate Guarantee shall remain in full force and effect from the Effective Date until the delivery of the Vessel in accordance with the provisions of the Shipbuilding Contract.

5                                         This Corporate Guarantee shall be a continuing guarantee.  Our liability under this guarantee shall not be discharged or affected by any intermediate performance of obligation or payment or settlement of account by the New Buyer, any security or other indemnity now or hereafter held by you in respect thereof or of the New Buyer’s obligations under the Shipbuilding Contract, any invalidity, illegality or unenforceability of the Shipbuilding Contract, any alteration, amendment or variation of the terms of the Shipbuilding Contract, any allowance of time, forbearance, forgiveness or indulgence in respect of any matter concerning the Shipbuilding Contract or this guarantee on your part, or the insolvency, bankruptcy, winding up or analogous proceedings or re-organisation of the New Buyer, or any act, omission, fact or circumstances whatsoever which might otherwise diminish or nullify in any way our obligations under this Corporate Guarantee.

6                                         You shall not be required to exhaust your recourse against the New Buyer or any other security which you may hold in respect of its obligations under the Shipbuilding Contract before being entitled to performance by us of our obligations hereunder or payment by us of any amount hereby guaranteed.

7                                         All payments by us under this Corporate Guarantee shall be made promptly and in any event within thirty (30) days upon your first written demand, including a substantiated statement that the New Buyer is in default of payment of the amounts that were due under the Shipbuilding Contract, in United States Dollars to such account as you may designate without any deduction of any present or future taxes, restrictions or conditions of any nature, or any set-off or counter-claim for any reason whatsoever.  If we are required to make any deduction or withholding in respect of taxes from any payment due hereunder, the sum due from us in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, you receive (and retain, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which you would have received had no such deduction or withholding been required to be made.

8                                         We shall supply to you such information regarding the financial condition, business and operations of us as you may reasonably request provided that, if such information is not already available in the public domain, you shall enter into an acceptable confidentiality undertaking in our favour in respect of such information.

9                                         Any demand or notice to be made by you hereunder shall be made in writing in the English language and shall be delivered to us in person or sent by registered airmail or by telefax addressed to us at the following address:-

Gener8 Maritime, Inc.
299 Park Avenue
Second Floor
New York
New York 10171

USA
For the attention of CFO, Leonidas J. Vrondissis
Email: lvrondissis@gener8maritime.com

10                                  The benefit of this Corporate Guarantee shall not be assigned by you without our consent, such consent not to be unreasonable withheld, to any lawful assignee of the Shipbuilding Contract and shall enure for the benefit of yourselves, your successors and assigns.

11                                  This Corporate Guarantee shall be governed by and construed in accordance with the laws of England.

12                                  We hereby agree that any dispute, controversy or difference arising out of or in relation to this Corporate Guarantee shall be finally settled either (i) by proceedings in the English courts or (ii) if we so elect, by arbitration in London, England before a tribunal of three arbitrators in accordance with the United Kingdom Arbitration Act 1996 or any re-enactment or statutory modification thereof for the time being in force and with the rules of The London Maritime Arbitrators’ Association (“LMAA”) for the time being in force.

Yours faithfully,
Gener8 Maritime, Inc.

By:	/s/ Christopher Allwin
Christopher Allwin

Title:	Vice President

Schedule of Substantially Identical Issuer Guarantees Omitted

Corporate Guarantee, dated as of September 2, 2015 by Gener8 Maritime, Inc. in favor of Daewoo Shipbuilding & Marine Engineering Co., Ltd. with respect to Hull No. 5405

Corporate Guarantee, dated as of September 2, 2015 by Gener8 Maritime, Inc. in favor of Daewoo Shipbuilding & Marine Engineering Co., Ltd. with respect to Hull No. 5406

Corporate Guarantee, dated as of September 2, 2015 by Gener8 Maritime, Inc. in favor of Daewoo Shipbuilding & Marine Engineering Co., Ltd. with respect to Hull No. 5407

Corporate Guarantee, dated as of September 2, 2015 by Gener8 Maritime, Inc. in favor of Daewoo Shipbuilding & Marine Engineering Co., Ltd. with respect to Hull No. 5408